UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   HEMSLEY, MAARTEN D.
   82 POWDER POINT AVENUE
   DUXBURY, MA  02332
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   December 18, 1998
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   OAKHURST COMPANY, INC.
   OAKC
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |92,706                |D               |                                               |
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                                           |10,500                |I               |By Trust (1)                                   |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Stock Option (right to b|08/29/92 |08/29/01 |Common Stock           |69,424   |$2.750    |D            |                           |
uy)                     |         |         |                       |         |          |             |                           |
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Stock Option (right to b|04/29/98 |04/29/04 |Common Stock           |100,000  |$2.750    |D            |                           |
uy)                     |         |         |                       |         |          |             |                           |
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Stock Option (right to b|(2)      |01/13/08 |Common Stock           |75,000   |$0.875    |D            |                           |
uy)                     |         |         |                       |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) These securities are held by the Bryanston Incorporated Savings Plan Trust of which Mr. Hemsley is a beneficiary, and the trustee and administrator.
(2) This option becomes exercisable at the earlier to occur of (i) a change in control of the Company; (ii) the achievement of a substantial realization of the value of the Corporation's net operating loss carryforwards; or (iii) the ninth anniversary of the grant date.
SIGNATURE OF REPORTING PERSON
Maarten D. Hemsley
DATE
December 23, 1998